As filed with the Securities and Exchange Commission on November 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XTO ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2347769
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

810 Houston Street, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

XTO ENERGY INC. 2004 STOCK INCENTIVE PLAN

(Full title of the plan)

Mr. Frank G. McDonald

Vice President and General Counsel

810 Houston Street

Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 870-2800

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, $.01 par value, and Series A Junior Participating Preferred Stock Purchase Right	18,000,000 shares	$33.00	$594,000,000.00	$75,260.00

(1)	Pursuant to Rule 416(a), the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Computed pursuant to Rule 457(c) and (h) based on the average of the high and low prices on November 11, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in the instructions to Part I of Form S-8 will be sent or given to participants in the 2004 Stock Incentive Plan as required by Rule 428(b)(1) under the Securities Act of 1933. As permitted by the instructions to Part I of Form S-8, these documents are not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and all documents subsequently filed by XTO Energy Inc. (the “Company”) pursuant to Sections

13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(b)	The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2004, and Current Reports on Form 8-K filed on January 8, 2004 (report dated January 8, 2004); January 14, 2004 (report dated January 14, 2004); January 16, 2004 (report dated January 16, 2004); February 2, 2004 (report dated January 30, 2004); February 24, 2004 (report dated February 19, 2004); April 21, 2004 (report dated April 19, 2004); May 6, 2004 (report dated May 3, 2004); May 17, 2004 (report dated May 17, 2004); May 20, 2004 (report dated May 20, 2004); June 23, 2004 (report dated June 22, 2004); August 20, 2004 (report dated August 16, 2004); August 20, 2004 (report dated August 18, 2004); September 7, 2004 (report dated August 18, 2004); September 14, 2004 (report dated September 7, 2004); September 21, 2004 (report dated September 20, 2004); September 23, 2004 (report dated September 23, 2004); September 24, 2004 (report dated September 20, 2004); and October 21, 2004 (report dated October 15, 2004); and Current Report on Form 8-K/A dated November 1, 2004 (report dated August 16, 2004); and

(c)	“Item 1. Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A (Commission File No.1-10662) describing the Company’s Common Stock, as filed with the Securities and Exchange Commission on April 9, 1993 pursuant to the Securities Exchange Act of 1934; and

(d)	“Item 1. Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A (Commission File No. 1-10662) describing the Company’s Series A Participating Preferred Stock Purchase Rights, as filed with the Securities and Exchange Commission on September 8, 1998 pursuant to the Securities Exchange Act of 1934 and Form 8-A/A, as filed with the Securities and Exchange Commission on September 9, 1998.

The financial statements for the year ended December 31, 2001 for XTO Energy were audited by Arthur Andersen LLP (“Andersen”). Andersen has ceased practicing before the Securities and Exchange Commission and has liquidated its business. As a result, it is impossible for XTO Energy to obtain the written consent of Andersen to the incorporation by reference in this Registration Statement of their report dated March 28, 2002 with respect to the Company’s financial statements for the year ended December 31, 2001. Accordingly, we have dispensed with the requirement to file the consents of Andersen in reliance upon Rule 437a of the Securities Act. Because Andersen has not consented to such incorporation by reference of their report, you would not be able to recover against Andersen for its liability under Section 11 of the Securities Act of 1933 in the event of any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudicated to be liable to such corporation unless the court determines that indemnification is appropriate. Article Nine of the Company’s Restated Certificate of Incorporation grants the Company the power to indemnify directors, officers, employees or agents to the fullest extent permitted by Section 145 of the DGCL. Section 7.9 of the Bylaws of the Company requires the Company to indemnify directors, officers, employees or agents to the fullest extent permitted by applicable law. Reference is made to the Restated Certificate of Incorporation and Bylaws of the Company.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Article Ten of the Company’s Restated Certificate of Incorporation contains such a provision.

The above discussion of the Company’s Restated Certificate of Incorporation and Bylaws and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Restated Certificate of Incorporation, Bylaws and statutes.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Documents filed by the Company prior to June 1, 2001, were filed with the Securities and Exchange Commission under the Company’s prior name, Cross Timbers Oil Company.

Exhibit Number and Description
(4)	Instruments defining the rights of security holders, including indentures

4.1    Restated Certificate of Incorporation of XTO Energy Inc., as restated on June 21, 2004 (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the period ended June 30, 2004)

4.2 Bylaws of XTO Energy Inc. (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 2003)

4.3 XTO Energy Inc. 2004 Stock Incentive Plan (incorporated by reference to Appendix A to the Proxy Statement dated October 15, 2004 for the Special Meeting of Stockholders held on November 16, 2004)

4.4    Certificate of Designation of Series A Junior Participating Preferred Stock of XTO Energy Inc. (incorporated by reference to Exhibit 4.1 to Quarterly Report on Form 10-Q for the period ended September 30, 2000)

(5)	Opinion re legality

5.1 Opinion of Frank G. McDonald, Vice President and General Counsel

(15)	Letter re unaudited interim financial information

15.1 Awareness letter of KPMG LLP

(23)	Consents of experts and counsel

23.1 Consent of KPMG LLP

23.2 Consent of Frank G. McDonald (included in his opinion filed as Exhibit 5.1)

(24)	Power of Attorney

24.1 Power of attorney (included on the signature page to this Registration Statement)

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporate by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized under Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on November 16, 2004.

XTO ENERGY INC.

By:	/s/ BOB R. SIMPSON
Bob R. Simpson, Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bob R. Simpson, Steffen E. Palko and Frank G. McDonald, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, to sign a new registration statement to be filed pursuant to General Instruction G to Form S-8, and to sign any and all amendments (including post-effective amendments) to the new registration statement, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or resubstitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BOB R. SIMPSON Bob R. Simpson	Chairman of the Board; Chief Executive Officer; Director (Principal Executive Officer)	November 16, 2004

/s/ STEFFEN E. PALKO Steffen E. Palko	Vice Chairman; President; Director	November 16, 2004

/s/ WILLIAM H. ADAMS III William H. Adams III	Director	November 16, 2004

/s/ PHILLIP R. KEVIL Phillip R. Kevil	Director	November 16, 2004

/s/ JACK P. RANDALL Jack P. Randall	Director	November 16, 2004

/s/ SCOTT G. SHERMAN Scott G. Sherman	Director	November 16, 2004

/s/ HERBERT D. SIMONS Herbert D. Simons	Director	November 16, 2004

/s/ LOUIS G. BALDWIN Louis G. Baldwin	Senior Vice President; Chief Financial Officer (Principal Financial Officer)	November 16, 2004

/s/ BENNIE G. KNIFFEN Bennie G. Kniffen	Senior Vice President; Controller (Principal Accounting Officer)	November 16, 2004